                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.        )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement             [ ] Confidential, for Use
                                                the Commission Only
[X] Definitive Proxy Statement                  (as permitted by
[ ] Definitive Additional Materials             Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Transkaryotic Therapies, Inc.
                  -------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                  -------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration No.:
     (3)  Filing Party:
     (4)  Date Filed:

                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 349-0200

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 12, 1997

                            ------------------------

     The Annual Meeting of Stockholders of Transkaryotic Therapies, Inc. (the "Company") will be held at The Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts 02142 on Thursday, June 12, 1997 at 10:00 a.m., Eastern Standard Time, to consider and act upon the following matters:

          1. To elect five directors to serve until the 1998 Annual Meeting of Stockholders.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 18, 1996 will be entitled to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          James E. Thomas, Secretary

Cambridge, Massachusetts
April 30, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED VOTER INSTRUCTION CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE VOTER INSTRUCTION CARD IS MAILED IN THE UNITED STATES.

                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 12, 1997

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Transkaryotic Therapies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on June 12, 1997 (the "Annual Meeting") and at any adjournment of the Annual Meeting. All shares of Common Stock will be voted in accordance with the stockholders' instructions. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to The First National Bank of Boston, c/o Boston EquiServe, Proxy Services, P.O. Box 9379, Boston, Massachusetts 02205-9954.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, IS BEING MAILED TO STOCKHOLDERS WITH THE MAILING OF THIS NOTICE AND PROXY STATEMENT ON OR ABOUT APRIL 30, 1997.

VOTING SECURITIES AND VOTES REQUIRED

     On April 18, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 16,662,686 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"). Stockholders are entitled to one vote per share.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall be necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered as present for quorum purposes but will not be counted as votes cast. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage or a plurality of the votes cast or shares voting on a matter.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of March 1, 1997, regarding the ownership of the Company's Common Stock by (i) the only persons known by the Company to own more than five percent of the outstanding shares, (ii) all directors and nominees of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 1, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

                                                                                    PERCENTAGE
                                                                   SHARES OF            OF
                                                                  COMMON STOCK     COMMON STOCK
                                                                  BENEFICIALLY     BENEFICIALLY
              NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED           OWNED(1)
----------------------------------------------------------------  ------------     ------------
Warburg, Pincus Capital Company, L.P. ..........................    5,929,486(2)       34.62%
  c/o E. M. Warburg, Pincus & Co. LLC
  466 Lexington Avenue, 10th Floor
  New York, NY 10017-3147
Hoechst Marion Roussel, Inc. ...................................    2,187,408(3)       13.14%
  9300 Ward Parkway
  Kansas City, MO 64114-1405
Biotech Target S.A. ............................................    1,300,000(4)        7.81%
  c/o BB Biotech AG
  Vordergasse 3
  8200 Schaffhausen
  CH/Switzerland
Christoph M. Adams, Ph.D........................................       26,785(5)           *
William R. Miller...............................................       28,928              *
Rodman W. Moorhead, III.........................................    5,929,486(6)       34.62%
Richard F Selden, M.D., Ph.D. ..................................      828,303(7)        4.97%
James E. Thomas.................................................    5,929,486(6)       34.62%
Douglas A. Treco, Ph.D. ........................................      240,689(8)        1.45%
Peter Wirth.....................................................            0              *
All directors and executive officers as a group (9
  individuals)..................................................    7,064,191(9)       41.09%

---------------
 * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1) Number of shares deemed outstanding includes 16,649,460 shares outstanding as of March 1, 1997, plus any shares subject to issuance upon exercise of options or warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days after March 1, 1997.

(2) The sole general partner of Warburg, Pincus Capital Company, L.P. ("Warburg") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co. LLC, a New York limited liability company ("EMW LLC"), through a wholly-owned subsidiary, manages Warburg. WP owns all of the outstanding stock of EMW LLC and, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. EMW LLC owns 0.9% of the limited partnership interests in Warburg. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. Rodman W. Moorhead, III, Chairman of the Board of Directors, and James E. Thomas, a director of the Company, are Managing Directors and members of EMW LLC and general partners of WP. As such, Messrs. Moorhead and Thomas may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg and WP. This includes 478,966 shares which may be acquired within 60 days of March 1, 1997 by each of Warburg, WP and EMW LLC upon the exercise of outstanding warrants. The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the Commission by Warburg, WP and EMW LLC on February 13, 1997. Each of Warburg, WP and EMW LLC reported beneficial ownership of and sole voting and dispositive power with respect to all of such shares. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(3) The information presented herein is as reported in, and based solely upon, a
    Schedule 13D/A filed with the Commission on January 9, 1997 by Hoechst Marion Roussel, Inc., a Delaware corporation ("HMRI"), and HMR Pharma, Inc., a Delaware corporation . HMR Pharma, a wholly owned subsidiary of Hoechst Aktiengesellschaft, a German corporation ("Hoechst AG"), beneficially owns 98.2% of the outstanding common stock of HMRI. HMRI reported beneficial ownership of and sole voting and dispositive power with respect to all of such shares. HMR Pharma disclaims beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.

(4) The information presented herein is as reported in, and based solely upon, a
    Schedule 13G filed with the Commission on February 21, 1997 by Biotech Target S.A., a Panamanian corporation ("Biotech Target"), and BB Biotech AG, a Swiss corporation ("BB Biotech"). Biotech Target is a wholly owned subsidiary of BB Biotech. Each of Biotech Target and BB Biotech reported beneficial ownership of and shared voting and dispositive power with respect to all of such shares. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.

(5) Includes 26,785 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan.

(6) All of the shares indicated as owned by Messrs. Moorhead and Thomas are owned directly by Warburg and are included herein because of the affiliation of Messrs. Moorhead and Thomas with Warburg. Messrs. Moorhead and Thomas disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. See Note (2) above.

(7) Includes 21,428 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan.

(8) Includes 4,285 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan. Also includes 17,357 shares of Restricted Stock, of which 5,785, 5,786 and 5,786 shares will vest on June 16, 1997, 1998 and 1999, respectively.

(9) Includes 62,498 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Equity Incentive Plan. Also includes 478,966 shares which may be acquired within 60 days of March 1, 1997 by each of Warburg, WP and EMW LLC upon the exercise of outstanding warrants.

                             ELECTION OF DIRECTORS

     Directors are to be elected at the Annual Meeting. The Board of Directors has fixed the number of directors at five for the coming year. The Company's By-laws provide that the directors of the Company will be elected at each annual meeting of the Company's stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Pursuant to the Company's By-laws, the Board of Directors may from time to time after the Annual Meeting elect additional directors.

     At each meeting of the Company's stockholders at which directors are to be elected, the Company agreed to nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election to the Board of Directors of the Company of (i) two individuals designated by Warburg, so long as Warburg beneficially owns at least 20% of the outstanding Common Stock of the Company and (ii) one individual designated by Warburg, so long as Warburg beneficially owns at least 10% or more, but less than 20%, of the outstanding Common Stock of the Company.

     The Board of Directors recommends that the nominees named below be elected directors of the Company. The persons named in the enclosed proxy card (Richard F Selden and James E. Thomas) will vote to elect the five nominees named below as Directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect. Each nominee is presently serving as a director and has consented to being named in this Proxy Statement and to serve if elected. If for any reason any nominee should become unavailable for election prior to the Annual Meeting, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that any of the nominees will be unavailable.

     Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of March 1, 1997, appears under "Security Ownership of Certain Beneficial Owners and Management."

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     RICHARD F SELDEN, M.D., PH.D., age 38, is the founder of the Company. He has served as Chief Scientific Officer, Chairman of the Scientific Advisory Board and a Director since the Company's inception in 1988 and as President and Chief Executive Officer since June 1994. Prior to founding the Company, Dr. Selden was an Instructor in pediatrics at Harvard Medical School. He received an A.B. in Biology from Harvard College, an A.M. in Biology from the Harvard University Graduate School of Arts and Sciences, a Ph.D. in genetics from the Division of Medical Sciences at Harvard Medical School and an M.D. from Harvard Medical School.

     WILLIAM R. MILLER, age 68, has served as a Director since September 1991. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb, which position he had held since 1985. Mr. Miller is the Chairman of the Board of Directors of Vion Pharmaceuticals, Inc. and SIBIA Neuro-sciences, Inc., a director of ImClone Systems, Inc., Isis Pharmaceuticals, Inc., St. Jude Medical, Inc., Westvaco Corporation and Xomed Surgical Products, Inc., an Advisory Director of Chugai Pharmaceuticals, Inc. and serves as Vice Chairman of Cold Spring Harbor Laboratory.

     RODMAN W. MOORHEAD, III, age 53, has served as Chairman of the Board of Directors since May 1992. Since 1973, he has been with E.M. Warburg, Pincus & Co. LLC ("Warburg, Pincus"), a specialized financial services firm, where he currently serves as a Senior Managing Director. He is also a director of NeXstar Pharmaceuticals, Inc., Value Health, Inc., Xomed Surgical Products, Inc. and a number of privately held companies.

     JAMES E. THOMAS, age 36, has served as a Director and Secretary of the Company since May 1992. Mr. Thomas has served as a Managing Director of Warburg, Pincus since January 1994, and prior to that served as Vice President from 1991 to 1994 and Associate from 1989 to 1991. Mr. Thomas is also a director of Anergen, Inc., Celtrix Pharmaceuticals, Inc., Menley & James Laboratories, Inc., Xomed Surgical Products, Inc. and a number of privately held companies.

     PETER WIRTH, age 46, has served as a Director since February 1997. Mr. Wirth has served as Executive Vice President and Chief Legal Officer of Genzyme Corporation since October 1996. From January 1996 to

October 1996, Mr. Wirth served as Senior Vice President and General Counsel of Genzyme. Mr. Wirth was a partner of Palmer & Dodge LLP, a Boston, Massachusetts law firm, from 1982 through October 1996. Mr. Wirth remains Of Counsel to Palmer & Dodge LLP.

               THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF
                       THE FIVE NOMINEES DESCRIBED ABOVE.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee met one time during fiscal 1996 to review the effectiveness of the public accountants during the fiscal 1995 audit, to review the adequacy of the fiscal 1995 financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent public accountants. The members of the Audit Committee are Messrs. Miller and Thomas.

     The Company also has a standing Compensation Committee of the Board of Directors, which makes recommendations concerning salaries of each employee of the Company entitled to a salary in excess of $150,000 and which exercises the authority of the Board with respect to all incentive or stock option plans or arrangements established by the Company, including the grant of stock options and the issuance of restricted shares to employees. The Compensation Committee is also responsible for establishing and modifying the compensation of all corporate officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements), adoption and amendment of all stock option and other employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met one time during fiscal 1996. The members of the Compensation Committee are Messrs. Miller and Moorhead. See "Report of the Compensation Committee."

     The Board of Directors held six meetings during fiscal 1996. Each director attended 100% of the meetings of the Board of Directors and all committees of the Board on which he served.

DIRECTORS' COMPENSATION

     In general, the Company does not compensate directors for service as directors but reimburses them for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Mr. Miller is paid $1,000 for attendance at each meeting of the Board, other than telephonic meetings. For the fiscal year ending December 31, 1996, Mr. Miller earned $4,000 in director's fees. Pursuant to the terms of an agreement with the Company, Mr. Wirth received $12,500 for consulting services rendered to the Company during the fiscal year ended December 31, 1996. See "Certain Transactions."

     Directors who are not employees of the Company ("Nonemployee Directors") are entitled to participate in the Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Directors' Plan") which is administered by the Compensation Committee of the Board of Directors. The 1993 Directors' Plan provides for an automatic option grant on the date immediately following each annual meeting of stockholders to each director who (i) is not an employee of the Company or of any subsidiary, affiliate or five or more percent stockholder of the Company and (ii) does not own or hold any Common Stock which was purchased prior to the approval of the 1993 Directors' Plan and which remains, at the time the director is being considered for eligibility for any specific grant under the 1993 Directors' Plan, subject to substantial risk of forfeiture under an agreement entered into with the Company. Any director who becomes such an employee shall cease to be eligible for any further option grants under the 1993 Directors' Plan while such an employee, but shall not, by reason of becoming such an employee, cease to be eligible to retain options previously granted under the 1993 Directors' Plan.

     As of March 1, 1997, no awards had been made under the 1993 Directors' Plan. Currently, Messrs. Miller and Wirth are eligible to receive option grants under the 1993 Directors' Plan. However, in lieu of an option grant under the 1993 Directors' Plan, Mr. Miller will be granted options under the Company's 1993 Long-Term Incentive Plan. In addition, in lieu of an option grant under the 1993 Directors' Plan, Mr. Wirth is compensated as a consultant to the Company. See "Certain Transactions."

CERTAIN TRANSACTIONS

     On September 23, 1996, the Company entered into an Agreement to Nominate with Warburg, Pincus Capital Company, L.P. ("Warburg"), a stockholder of the Company, under which, commencing on October 16, 1996, the effective date of the Company's Registration Statement on Form S-1, at each meeting of the Company's stockholders at which directors are to be elected, the Company agreed to nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election to the Board of Directors of the Company of (i) two individuals designated by Warburg, so long as Warburg beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 20% of the outstanding Common Stock of the Company and (ii) one individual designated by Warburg, so long as Warburg beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 10% or more, but less than 20%, of the outstanding Common Stock of the Company. Messrs. Moorhead and Thomas have been nominated by the Company for election as directors at the Annual Meeting pursuant to the Agreement to Nominate.

     Pursuant to the provisions of the Class D Preferred Stock Purchase Agreement between the Company and HMRI, on October 22, 1996, the closing date of the Company's initial public offering, the Company sold to HMRI 333,333 shares of Common Stock at the initial public offering price of $15.00 per share for aggregate consideration of approximately $5 million. In addition, with respect to such shares, the Company granted to HMRI one demand registration right exercisable after the expiration of the 180-day "lock-up" period that commenced on October 16, 1996, the date on which the Company's registration statement was declared effective by the Securities and Exchange Commission, on substantially the same terms and conditions as the rights contained in a certain Registration Rights Agreement by and among the Company and certain stockholders named therein.

     The Company entered into a three-year consulting agreement, dated November 1, 1996 (the "Consulting Agreement") with Peter Wirth, a director of the Company, pursuant to which he provides consulting services to the Company. Under the Consulting Agreement, Mr. Wirth was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $15.00 per share vesting in three equal annual installments beginning on the first anniversary of the date of the Consulting Agreement. Mr. Wirth also receives an annual fee in the amount of $50,000 paid quarterly in arrears. In January 1997, the Company paid to Mr. Wirth $12,500 in fees for consulting services rendered to the Company in the fiscal year ended December 31, 1996.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The table below sets forth certain compensation information for the Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus for the fiscal year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                           -----------------------
                                                                           RESTRICTED
                                            ANNUAL COMPENSATION(1)           STOCK      SECURITIES    ALL OTHER
                                        ------------------------------       AWARDS     UNDERLYING   COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)  BONUS($)(2)        ($)(3)     OPTIONS(#)      ($)(4)
--------------------------------------  ----   --------   ------------     ----------   ----------   ------------
Richard F Selden, M.D., Ph.D..........  1996   $210,000     $100,000              --      128,571      $ 10,499
  President and Chief Executive
    Officer                             1995    200,000       86,000              --           --         4,659
Douglas A. Treco, Ph.D................  1996    152,000       30,000              --       25,714         3,945
  Senior Vice President, Research and   1995    134,000       30,000              --           --         3,125
  Development
Christoph M. Adams, Ph.D..............  1996    152,000        6,000              --        6,429         4,096
  Vice President, Business Development  1995    142,000       17,500              --           --        21,193(5)

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the year ended December 31, 1996.

(2) Bonuses earned in the year ended December 31, 1996 were paid in 1997. Bonuses earned in the year ended December 31, 1995 were paid in 1996.

(3) No shares of restricted stock were awarded in the years ended December 31, 1996 and 1995. As of December 31, 1996, Dr. Treco held an aggregate of 17,357 shares of unvested restricted stock valued at $320,969.50. The value of the restricted stock held by Dr. Treco at December 31, 1996 was determined by multiplying the last reported sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1996 ($18.50) by the number of shares held and subtracting the aggregate purchase price paid by Dr. Treco for such shares. No dividends were paid in 1996 or 1995 on the outstanding shares of restricted stock.

(4) Includes the following: (a) the Company's contributions for Drs. Selden, Treco and Adams under the Company's 401(k) Plan in the amount of $3,750 each for fiscal 1996, and $3,750, $2,945, and $3,750, respectively, for fiscal 1995; and (b) the taxable portion of group term life insurance premiums paid by the Company for Drs. Selden, Treco and Adams in the amounts of $195, $195 and $346, respectively, for fiscal 1996, and $180 each for fiscal 1995.

(5) Includes reimbursement by the Company for costs associated with relocation.

     OPTION GRANT TABLE. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 by the Company to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                                          VALUE AT ASSUMED
                           NUMBER OF    ---------------------------                                     ANNUAL RATES OF
                           SECURITIES     PERCENT OF                   MARKET                             STOCK PRICE
                           UNDERLYING   TOTAL OPTIONS     EXERCISE    PRICE ON                            APPRECIATION
                            OPTIONS       GRANTED TO         OR        DATE OF                         FOR OPTION TERM(1)
                            GRANTED      EMPLOYEES IN    BASE PRICE     GRANT     EXPIRATION   ----------------------------------
          NAME               (#)(2)     FISCAL YEAR(3)   ($/SHARE)    ($/SHARE)      DATE       0%($)       5%($)        10%($)
-------------------------  ----------   --------------   ----------   ---------   ----------   --------   ----------   ----------
Richard F Selden, M.D.,
 Ph.D....................    128,571          16.6%        $ 0.01       $6.22       1/17/06    $798,426   $1,300,552   $2,070,911
Douglas A. Treco,
  Ph.D...................     25,714           3.3%          0.01        6.22       1/17/06     159,684      260,108      414,179
Christoph M. Adams,
  Ph.D...................      6,429           0.8%          0.01        6.22       1/17/06      39,924       65,032      103,553

---------------

(1) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock, which will benefit all stockholders proportionately.

(2) Options granted under the Company's 1993 Long-Term Incentive Plan. The shares subject to these options vest in six equal annual installments commencing on the first anniversary of the date of grant.

(3) Calculated based on an aggregate of 774,468 options granted under the Company's 1993 Long-Term Incentive Plan to employees during the fiscal year ended December 31, 1996.

     OPTION EXERCISES AND YEAR-END VALUES. The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1996:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

                                                NUMBER OF SECURITIES
                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(2)
                                             ---------------------------     ---------------------------
                     NAME                    EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
    ---------------------------------------  -----------   -------------     -----------   -------------
    Richard F Selden, M.D., Ph.D...........          0        128,571         $       0     $ 2,377,278
    Douglas A. Treco, Ph.D.................          0         25,714                 0         475,452
    Christoph M. Adams, Ph.D...............     17,143         40,715           316,974         752,820

---------------

(1) No options were exercised during the fiscal year ended December 31, 1996 by the Named Executive Officers.

(2) Value of unexercised in-the-money options represents the difference between the last reported sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1996 ($18.50) and the exercise price of the option, multiplied by the number of shares subject to the option.

EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements with certain of its executive officers, including Drs. Selden, Adams and Treco. Each employment agreement contains provisions for establishing the annual base salary of each executive officer. Pursuant to the terms of the employment agreements, the 1997 annual base salary for each of Drs. Selden, Treco and Adams has been established at $240,000, $175,000 and $160,000, respectively. Under the terms of such employment agreements, if the employment of Drs. Selden, Treco or Adams is terminated without cause, the Company is required to pay to such executive severance payments at the executive's base salary rate for 18 months in the case of Dr. Selden and 12 months in the case of Drs. Treco and Adams (a "Severance Period"), to be reduced by an amount equal to the amount of any other compensation earned by such individual during such Severance Period. The executive shall be bound by certain non-compete obligations for two years after termination of the employment or such longer period during which severance payments are paid under the employment agreement.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers. The objectives of the Company's executive compensation program are to establish compensation levels designed to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company so as to enhance stockholder value. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, stock option grants and restricted stock awards. Stock option grants and restricted stock awards are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company's executives with the performance of the Company's Common Stock. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 1996 as they affected Dr. Selden, in his capacity as President and Chief Executive Officer of the Company, and the two executive officers other than Dr. Selden who, for 1996, were the only other executive officers whose combined salary and bonus exceeded $100,000.

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interests with those of stockholders.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for the Company's executives consists of three principal elements: base salary, cash bonus and stock options and restricted stock awards.

     Base Salary and Cash Bonus

          In setting the annual base salaries for the Company's executives, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of the Company, and adjusts such amounts to reflect individual performance. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of therapeutic proteins. The Company also regularly compares the salary levels of its executive officers with other leading companies through reviews of survey and proxy statement data.

          Increases in annual base salary are based on a review and evaluation of the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside the Company.

          Cash bonuses are tied directly to the Company's financial performance and the contribution of the executive to such performance.

     Equity Ownership

          Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock and restricted stock awards. The purposes of the Company's stock ownership program are to (i) highlight and reinforce the mutuality of long-term interests between employees and the stockholders and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors who are essential to the Company's growth and development.

          The Company's stock programs include long vesting periods to optimize the retention value of these options and to orient the Company's executive officers to longer term success. Generally, stock options vest in equal annual installments over six years commencing on the first anniversary of the date of grant, and, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards. While the Company believes that these longer vesting periods are in the best interest of stockholders, they may result in an increased number of outstanding options compared to companies with shorter vesting schedules.

          The number of shares of Common Stock subject to stock options grants is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. Until November 1996 the exercise price of options granted by the Company was $.01 per share. Since then, the exercise price of options granted by the Company has been determined at the discretion of the Compensation Committee, although it has generally been set at 100% of the fair market value per share on the date of grant. Prior to determining the January 1996 option grants to the Company's executives, the Compensation Committee considered the equity compensation policies of competitors and other companies, both privately held and publicly traded, with comparable capitalizations. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by the Compensation Committee.

DR. SELDEN'S 1996 COMPENSATION

     The Compensation Committee has set Dr. Selden's total annual compensation, including compensation derived from the Company's cash bonus and stock option programs, at a level it believes to be competitive with the chief executive officers of similarly capitalized biotechnology and pharmaceutical companies. Dr. Selden, in his capacity as President and Chief Executive Officer, is eligible to participate in the same executive compensation program available to the Company's other senior executives.

     During fiscal 1996, Dr. Selden's annual base salary was increased $10,000 from $200,000 to $210,000. He was awarded a fiscal 1996 bonus of $100,000, which was based primarily upon the successful achievement of milestones under the license agreements with Hoechst Marion Roussel, Inc., the successful completion of a private equity investment, and the successful completion of the Company's initial public offering.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock options grants to executive officers in a manner that complies with these performance-based requirements.

                                          COMPENSATION COMMITTEE

                                          William R. Miller
                                          Rodman W. Moorhead, III

COMPENSATION COMMITTEE AND INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Miller and Moorhead. No executive officer of the Company is a member of the Compensation Committee.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since October 17, 1996, the date of the Company's initial public offering, with the cumulative total return for the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. This graph assumes the investment of $100 on October 17, 1996 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index and assumes dividends are reinvested.

        Measurement Period             Transkaryotic     Nasdaq Composite-        Nasdaq
      (Fiscal Year Covered)           Therapies, Inc.          -U.S.          Pharmaceutical
10/17/96                                        100.00              100.00              100.00
10/31/96                                        100.00               97.57               98.74
11/30/96                                        120.00              103.65               97.22
12/31/96                                        126.67              103.41              100.25

                               OTHER INFORMATION

ACCOUNTING MATTERS

     The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ended December 31, 1997.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

     Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 31, 1997 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          James E. Thomas, Secretary

April 30, 1997

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                               DETACH HERE


                        TRANSKARYOTIC THERAPIES, INC.

                PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JUNE 12, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P       OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE TO
          THE FIRST NATIONAL BANK OF BOSTON, C/O BOSTON EQUISERVE,
R                      PROXY SERVICES, P.O. BOX 9379,
                      BOSTON, MASSACHUSETTS 02205-9954.
O
        The undersigned, having received notice of the meeting and management's
X proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Richard F Selden and James E. Thomas, and each of them, attorneys or
Y attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of TRANSKARYOTIC THERAPIES, INC. (the "Company") to be held at The Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts 02142 on Thursday, June 12, 1997 at 10:00 a.m. Eastern Standard Time, and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    The proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.
                                                                    SEE REVERSE
                CONTINUED AND TO BE SIGNED ON REVERSE SIDE              SIDE

                                  DETACH HERE

[X] Please mark
    votes as in
    this example.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

1. To elect the following Directors (except as marked below):
Nominees: William R. Miller, Rodman W. Moorhead, III,
Richard F Selden, James E. Thomas and Peter Wirth.

    [ ] FOR ALL NOMINEES     [ ] WITHHELD FROM ALL NOMINEES

[ ] ________________________________________________________
    (Instruction: To vote against an individual nominee, write the name of such nominee(s) in the space provided above.)


2. To transact such other business as may properly come before the meeting or any adjournment thereof.
    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN


                 MARK HERE   [ ]               MARK HERE   [ ]
                FOR ADDRESS                   IF YOU PLAN
                 CHANGE AND                    TO ATTEND
                NOTE AT LEFT                  THE MEETING

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT OWNERS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Signature: _______________ Date: ______  Signature: _______________ Date: ______